September 12, 2018

DELIVERED VIA ELECTRONIC MAIL

Eric Tran

Sam Mac

2545 Santa Clara Avenue

Alameda, CA 94501

Re:Termination of Agreement

Dear Messrs. Tran and Mac:

Reference is made to that certain Share Exchange and Purchase Agreement dated July 14, 2018 (“Agreement”) by and among Eric Tran (“Tran”) and Sam Mac (“Mac”) as the Stockholders of ROOTS NURSERY, INC., a California corporation (“Roots”) and NEWBRIDGE GLOBAL VENTURES, INC., a Delaware corporation (“NewBridge”).  Any capitalized terms used in this letter but not defined have the meanings given in the Agreement.

Please be advised that NewBridge hereby terminates the Agreement pursuant to the terms of Section 10.01(d) of the Agreement.  This letter serves as notice of such termination as required under Section 10.01.  Accordingly, the Agreement is of no further force or effect, however, this termination does not relieve any party from any liability for any breach of the Agreement prior to the termination.  The Exchange Shares issued pursuant to the Agreement shall be cancelled as of the date hereof.  Please acknowledge your receipt of this letter and agreement to the termination as set forth herein by signing and returning this letter to my attention.

Sincerely,

Mark Mersman

Chief Executive Officer

Acknowledged and Agreed:

Sam Mac

Eric Tran

Cc: Soren Jonassen

Ole Sigetty

Robert Bench

J. Martin Tate